YUM! Brands, Inc.
1441 Gardiner Lane
Louisville, Kentucky  40213

May 15, 2025

Ladies and Gentlemen:

            As Chief Legal Officer and Corporate Secretary of YUM! Brands, Inc. ("YUM!"), I have acted as counsel to YUM! in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed today with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 17,224,508 shares of YUM! Common Stock pursuant to the YUM! Brands, Inc. 2025 Long Term Incentive Plan (the "Plan").
             In connection with the opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.
             Based upon the foregoing, it is my opinion that the shares being registered pursuant to the Registration Statement to which this opinion is an exhibit, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.
            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement.  In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                                        Very truly yours,

                                                                         /s/ Erika Burkhardt
                                                                           Erika Burkhardt
Chief Legal Officer and Corporate Secretary